Exhibit 99.2

SCIELE PHARMA, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Sciele Pharma, Inc. (“Sciele”) acquisition of Alliant Pharmaceuticals, Inc. (“Alliant”) (together the “Combined Entity”) on June 12, 2007 (the “Acquisition”) and the related financing transaction on our results of operations.  For a summary of the business combination, see Sciele Form 8-K filed with the SEC on June 13, 2007 (File No. 000-30123) including all amendments and supplements to it.

The following unaudited pro forma condensed combined statements of income for the six months ended June 30, 2007 and for the year ended December 31, 2006 are based on the historical unaudited and audited financial statements of Sciele and Alliant for those periods and assumes the acquisition occured on January 1, 2006.  The unaudited balance sheet for the Combined Entity at June 30, 2007 was previously filed on July 31, 2007 with the Securities Exchange Commission (“SEC”) with Sciele’s Quartery Report on Form 10-Q for the quarter ending June 30, 2007 and is thus omitted from this Current Report on Form 8-K/A in reliance on Rule 11-02(c)(1) of Regulation S-X.  The Acquisition has been accounted for as a business purchase combination using the purchase method of accounting under the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and after applying the pro forma assumptions and adjustments described in the accompanying notes to unaudited pro forma condensed combined financial information.

The pro forma amounts have been developed from (a) the audited consolidated financial statements of Sciele contained in its Annual Reports on Form 10-K for the year ended December 31, 2006 and the unaudited condensed consolidated financial statements of Sciele contained in its Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2007, and (b) the audited consolidated financial statements of Alliant for the year ended December 31, 2006 and the unaudited condensed consolidated financial statements of Alliant for the year to date period ended June 12, 2007.

The pro forma adjustments are based upon available information and certain assumptions, described in the accompanying notes to unaudited pro forma condensed combined financial statements, that management believes are reasonable under the circumstances.  Management’s final purchase price allocations will be included in our Annual Report on Form 10-K for the year ending December 31, 2007 (“2007 10-K”).  Allocations within our 2007 10-K may differ from the preliminary allocations within this Current Report on Form 8-K/A.  The final allocations will take into account any contingent consideration realized of the agreed upon $62.5 million based on meeting certain profit targets and product development targets for Alliant’s products.  The allocation of consideration for acquisitions requires extensive use of accounting estimates and management judgment to allocate the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values.  The purchase price for Alliant was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on a preliminary estimate of fair values at the acquisition date, with any excess being allocated to goodwill.  Significant judgment is required in determining the estimated fair values of identifiable intangible assets, certain tangible assets and certain liabilities assumed.  Management believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.  Preliminary fair value estimates and resulting purchase price allocations may change if additional information becomes available.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the acquisition occurred as of date indicated, nor is it meant to be indicative of any anticipated future results of operations that the combined entity will experience after the acquisition.  In addition, the accompanying unaudited pro forma condensed combined statements of income do not include any expected synergies which may be achievable subsequent to the acquisition or the impact of any one-time transaction related costs.

SCIELE PHARMA, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2006
Dollars in thousands except share and per share amounts

	Historical Sciele	Historical Alliant	Adjustments	Notes	Pro Forma Sciele/Alliant
Net revenues	$293,181	$41,438	$—		$334,619

Cost of revenues (excluding depreciation and amortization)	40,687	26,450	—		67,137
Selling, general and administrative expense	145,254	13,831	680	(1)	158,976
			(789)	(2)

Depreciation and amortization	25,942	709	(690)	(3)	32,721
			6,760	(3)

Research and development expense	16,587	—	—		16,587
Total operating costs and expenses	228,470	40,990	5,961		275,421
Operating income (expense)	64,711	448	(5,961)		59,198
Interest expense	(3,230)	(442)	442	(4)	(7,215)
			(704)	(5)
			(3,281)	(6)

Interest income	4,943	213	—		5,156

Other income (expense)	(43)	16	—		(27)
Total other income (expense)	1,670	(213)	(3,543)		(2,086)

Income before provison for income taxes	66,381	235	(9,504)		57,112
Provision for Income Taxes	21,137	—	(2,951)	(7)	18,186
Net income	$45,244	$235	$(6,553)		$38,926

Net income per common share:
Basic earnings per share	$1.29				$1.11
Diluted earnings per share	$1.20				$1.04
Weighted average common shares outstanding:
Basic	35,109				35,109
Diluted	38,218				38,218

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

SCIELE PHARMA, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2007
Dollars in thousands except share and per share amounts

	Historical Sciele	Historical Alliant	Adjustments	Notes	Pro Forma Sciele/Alliant
Net revenues	$177,919	$9,531	$—		$187,450

Cost of revenues (excluding depreciation and amortization)	23,878	6,233	—		30,111
Selling, general and administrative expense	88,217	13,775	328	(1)	98,583
			(749)	(2)
			(2,988)	(8)

Depreciation and amortization	13,023	589	(578)	(3)	16,414
			3,380	(3)

Research and development expense	14,044	112	—		14,156
Total operating costs and expenses	139,162	20,709	(607)		159,264
Operating income (expense)	38,757	(11,178)	607		28,186
Interest expense	(2,859)	(498)	498	(4)	(4,853)
			(352)	(5)
			(1,642)	(6)

Interest income	5,160	45	—		5,205

Other income (expense)	(5,256)	—	—		(5,256)
Total other income (expense)	(2,955)	(453)	(1,496)		(4,904)

Income before provison for income taxes	35,802	(11,631)	(889)		23,282
Provision for Income Taxes	12,166	—	(4,250)	(7)	7,916
Net income	$23,636	$(11,631)	$3,361		$15,366

Net income per common share:
Basic earnings per share	$0.67				$0.44
Diluted earnings per share	$0.65				$0.42
Weighted average common shares outstanding:
Basic	35,292				35,292
Diluted	36,557				36,557

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

SCIELE PHARMA, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Dollars in thousands except share and per share amounts

1)                                      Reflects the incremental increase automobile expenses to conform the new pediatric sales force to the Sciele automobile policy.

2)                                      Reflects the elimination of management salaries for positions that are duplicate to positions at Sciele. The employees in these positions at Alliant did not transition to Sciele and the positions will not be refilled.

3)                                      Represents the elimination of the historical amortization expense related to the carrying value of Alliant’s intangible assets of $0.7 million and $0.6 million for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively, and the additional amortization expense of $6.8 million and $3.4 million for the same time periods related to the acquired intangible assets based on their estimated fair market values.  The preliminary amortization for the new intangible assets are as follows:

	Useful		Year Ended	Six Months Ended
($ in thousands)	Life	Fair Value	December 31, 2006	June 30, 2007

Licensing and promotion rights	5 to 15 years	$75,800	$6,760	$3,380
		$75,800	$6,760	$3,380

                                                Fair values of identified intangible assets were estimated by performing a discounted cash flow analysis using the “income” approach.  This method utilizes forecasts of direct revenues and costs associated with each respective identifiable intangible asset valued and includes charges for the use of contributory assets employed to generate future income streams over each intangibles expected useful life.  Net cash flows attributable to each identifiable intangible asset are discounted to their present value at rates commensurate with perceived risks.  A partial list of cash flow assumptions utilized for each of the identified intangible assets included consideration of existing operating margins, the number of existing and potential competitors, product pricing patters, product market share analysis, product approval dates and product launch dates.  A partial list of considerations utilized in developing estimates of expected useful lives included the effects of competition, customer attrition rates, consolidation within the industry and generic product lifecycle estimates.

4)                                      Represents the elimination of Alliant’s interest expense for the year ended December 31, 2006 and the six months ended June 30, 2007, related to long term debt.  All outstanding debt was settled by Sciele upon acquisition.

5)                                      Represents the incremental interest expense related to the increase in capitalized financing costs.  Sciele would have entered into a $125.0 million debt offering in order to have available proceeds to finance the acquisition at January 1, 2006. The capitalized financing costs associated with this debt offering are estimated at $3.5 million dollars amortized over a 5 year loan period. These estimates are based on historical debt offerings entered into by Sciele.

6)             Represents the addition of the interest expense related to the $125.0 million convertible debt offering (see note 5).

7)             Represents the income tax effect for unaudited pro forma condensed combined statement of income(loss) adjustments using the historical effective tax rate of 31.8% for the year ended December 31, 2006 and 34.0% for the six months ended June 30, 2007.

8)             Represents stock based compensation recognized by Alliant for the acceleration, due to the acquisition by Sciele, of stock options in the amount of $0.8 million and warrants of $2.2 million.